SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 333-61547

                           CONTINENTAL RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

                        302 North Independence, Suite 300
                              Enid, Oklahoma 73701
                                 (580) 233-8955
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   10-1/4% Senior Subordinated Notes due 2008
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [ ]      Rule 12h-3(b)(1)(ii)   [ ]
        Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(2)(i)    [ ]
        Rule 12g-4(a)(2)(i)    [ ]      Rule 12h-3(b)(2)(ii)   [ ]
        Rule 12g-4(a)(2)(ii)   [ ]      Rule 15d-6             [x]
        Rule 12h-3(b)(1)(i)    [ ]

     Approximate number of holders of record as of the certification or notice date: less than 300.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Resources, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 30, 2002                  By:   ROGER CLEMENT
                                          Name: Roger Clement
                                          Title:  Vice President and Chief
                                                  Financial Officer